UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2010

CECO ENVIRONMENTAL CORP.

(Exact Name of registrant as specified in its charter)

Delaware	000-07099	13-2566064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 Forrer Street,

Cincinnati, OH 45209

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (416) 593-6543

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01.	Entry into a Material Definitive Agreement

Ninth Amendment to Credit Agreement

On February 18, 2010, CECO Environmental Corp. (the “Company”) entered into a Ninth Amendment to Credit Agreement (“Amendment”) dated February 12, 2010, effective as of December 31, 2009. The Amendment was entered into among the Company, CECO Group, Inc, CECO Filters, Inc., New Busch Co., Inc., The Kirk & Blum Manufacturing Company, Kbd/Technic, Inc., CECOaire, Inc., CECO Abatement Systems, Inc., H.M. White, Inc., Effox Inc., GMD Environmental Technologies, Inc., FKI, LLC, CECO Mexico Holdings LLC, Fisher-Klosterman, Inc., and AVC, Inc. (all of which are direct or indirect subsidiaries of the Company and collectively with the Company, the “Borrowers”) and Fifth Third Bank, an Ohio banking corporation (“Lender”). The Amendment amends the Credit Agreement entered into December 29, 2007 with Lender and certain Borrowers, as amended (as amended, the “Credit Agreement”).

The Amendment amends the Credit Agreement to (i) decrease the maximum revolving loan commitment from $30,000,000 to $20,000,000, (ii) increase the maximum letter of credit availability to $10,000,000, (iii) decrease the monthly principal payments required to be made on the term loan, by re-amortizing the remaining term debt over 7 years, (iv) make certain amendments to the minimum Fixed Charge Coverage Ratio Financial Covenant (as defined in the Credit Agreement), and (v) make certain other additional changes.

In connection with the Amendment, CECO Filters, Inc., New Busch Co., Inc., The Kirk & Blum Manufacturing Company, Kbd/Technic, Inc., CECOaire, Inc., CECO Abatement Systems, Inc., H.M. White, Inc., Effox Inc., GMD Environmental Technologies, Inc. and Fisher-Klosterman, Inc. entered into a Fifth Amended and Restated Revolving Credit Promissory Note effective December 31, 2009 (“Revolving Note”) and an Amended and Restated Term Promissory Note effective December 31, 2009 (“Term Loan C Note”) to reflect the modifications, including the reduction in the maximum amount permitted to be borrowed under the Revolving Note and the lower monthly payment under the Term Loan C Note.

The descriptions set forth herein of the terms and conditions of the Amendment, the Revolving Note and the Term Loan C Note are qualified in their entirety by reference to the full text of the Amendment, the Revolving Note and the Term Loan C Note, which are filed with this report as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference into this Item 1.01 and Item 2.03.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On February 15, 20010 Jeff Lang became the Chief Executive Officer of CECO Environmental Corp. (the “Corporation”). On the same date, the Corporation and Jeffrey Lang entered into an employment agreement (the “Agreement”) defining the terms and conditions of Mr. Lang’s employment as Chief Executive Officer of the Corporation. The Agreement provides that Mr. Lang will receive an annual base salary of $385,000 (“Base Salary”), payment of relocation expenses of up to $50,000, various other benefits and an annual bonus (“Annual Bonus”). The Annual Bonus will have a target value equal to 100% of Mr. Lang’s Base Salary based on the Corporation and Mr. Lang achieving certain performance milestones as established by the Compensation Committee of the Board of Directors of the Corporation. Either the Corporation or Mr. Lang may terminate the Agreement at any time without cause, although Mr. Lang must give 60 days notice of such termination. If the Corporation terminates Mr. Lang without cause, he will receive as severance pay, twelve (12) months Base Salary and medical benefits, plus the Annual Bonus based upon the percentage of Base Salary applicable to the Annual Bonus for the prior fiscal year.

Additionally, upon the commencement of Mr. Lang’s employment, Mr. Lang will be granted under the Corporation’s 2007 Equity Incentive Plan an option agreement containing incentive options for shares of common stock, up to the amount permitted by applicable law, and non-qualified stock options for the remainder resulting in the aggregate right to purchase up to 600,000 shares of the Corporation’s common stock. The per-share exercise price for such stock options is $3.78, which is the fair market value of a share of the Corporation’s common stock on the date of grant. The stock options will vest in equal installments annually over a five-year period beginning one year after the commencement of Mr. Lang’s employment with the Corporation.

Mr. Lang, age 53, was the Executive Vice President, Operations of McJunkin Red Man Corporation from 2007 – 2009, a $4.5 billion distributor of pipes, valves, tubing, accessories and fittings and related services serving the petrochemical, petroleum refining, pulp and paper, oil industry and utilities. He was the Senior Vice President, Operations of Red Man Pipe and Supply Company from 2006 – 2007, a $1.8 billion pipe distribution company, which merged with McJunkin Corporation to form McJunkin Red Man Corporation. Mr. Lang was employed by Ingersoll Rand Company, a global industrial company, for twenty-five years from 1980 – 2005. He started out as a sales engineer in 1980, became a Sales and Service Branch Manager in 1985, the Southeast U.S. Area Manager, Air Solutions in 1995, and by 1999 was the Director and General Manager, North American Distributor Division and from 2002 – 2005 served as the Director and General Manager, North American Industrial Air Solutions, reporting directly to the President of the Air Solutions Group.

Phillip DeZwirek has resigned as the Corporation’s Chief Executive Officer effective February 15, 2010.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Ninth Amendment to Credit Agreement, dated February 12, 2010, effective date December 31, 2009.

10.2	Fifth Amended and Restated Revolving Credit Promissory Note, effective date December 31, 2009

10.3	Amended and Restated Term Promissory Note, effective date December 31, 2009

99.1	Press Release dated February 16, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2010	CECO ENVIRONMENTAL CORP.

	By:	/s/ Phillip DeZwirek
Phillip DeZwirek
Chairman

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